Exhibit 5.1
BASS, BERRY & SIMS PLC Attorneys at Law A PROFESSIONAL LIMITED LIABILITY COMPANY AmSouth Center, 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-3001 (615) 742-6200

                                            June 28, 2006

Pinnacle Financial Partners, Inc.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”), to be filed by you with the Securities and Exchange Commission, covering 500,000 additional shares of common stock, $1.00 par value (the “Shares”), issuable pursuant to the Plan.

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

            Very truly yours,

            /s/ Bass, Berry & Sims PLC

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